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                                                                  Exhibit 99.18

              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         CORPORATE PROPERTY ASSOCIATES 6
                       (A CALIFORNIA LIMITED PARTNERSHIP)

      THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of CORPORATE PROPERTY ASSOCIATES 6, a California limited partnership (the "Partnership"), which amends and restates the Amended Agreement of Limited Partnership dated as of July 23, 1984, as amended as of November 26, 1984, April 14, 1988 and ___________,1997 is made and entered into as of the ______ day of __________,
1997 by and between CAREY DIVERSIFIED, LLC, a Delaware limited liability company, as general partner and as limited partner, and CAREY CORPORATE PROPERTY, INC., a Delaware corporation, as limited partner, CAREY MANAGEMENT LLC, as Corporate Special Partner, WILLIAM POLK CAREY, as Individual Special Partner, those Persons set forth on Schedule A hereto, as limited partners, and all persons and entities admitted as Limited Partners as provided herein.

                                    ARTICLE I

                            FORMATION OF PARTNERSHIP

      The parties hereby continue the Partnership under the provisions of the California Revised Limited Partnership Act (the "Act") and the rights and liabilities of the Partners shall be as provided in such law and as herein expressly provided. In the event that it shall be necessary for the Partnership to exist in or qualify to do business under the laws of any state or states other than or in addition to the State of California, the parties hereby agree that the Partnership shall take such action as may be necessary to exist or qualify to do business in any state in which such existence or qualification shall be required, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

                                   ARTICLE II

                                      NAME

      The business of the Partnership shall be conducted under the name "Corporate Property Associates 6 - a California limited partnership" or under "Corporate Property Associates 6" in any state or other jurisdiction which does not permit the term "limited" to be a part of the Partnership's name or under such
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other name as the General Partner shall hereafter designate in writing to the other Partners.

                                   ARTICLE III

                                  DEFINITIONS

      "Acquisition Expenses" means the expenses of the Partnership related to the selection and acquisition of properties by the Partnership, whether or not such properties are acquired, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, costs of title reports and title insurance, transfer and recording taxes and miscellaneous expenses. Acquisition Expenses shall not include Acquisition Fees.

      "Acquisition Fees" means the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership, except a development fee paid to a person not an Affiliate of the Partnership in connection with the actual development of a project after the Partnership's acquisition of the land. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee (other than as described above), nonrecurring management fee, or any fee of a similar nature, however designated, but not any loan fee ("points"). Acquisition Fees shall not include Acquisition Expenses.

      "Act" means the California Revised Limited Partnership Act.

      "Affiliate" means, with respect to any Partner, (i) any person directly or indirectly controlling, controlled by or under common control with such Partner,
(ii) any person owning or controlling 10% or more of the outstanding voting securities of such Partner, (iii) any officer, director or partner of such Partner or of any person specified in (i) or (ii) above and (iv) any company in which any officer, director or partner of any person specified in (iii) above is an officer, director or partner; provided, however, that for purposes of this definition the term "Affiliate" shall not be deemed to include any person providing legal, underwriting or financial or investment advisory services to the Partnership, the General Partner or any Affiliate of any of them from time to time.

      "Agreement" means this Amended and Restated Agreement of Limited Partnership as hereafter amended from time to time.

      "Appraisal Date" means December 31, 2001.


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      "Capital Account" means, in respect of any Partner, the account maintained for such Partner in accordance with Article XII.

      "Cash From Financings" means the net cash proceeds realized by the Partnership from the financing of Partnership property or the refinancing of any Partnership indebtedness.

      "Cash From Sales" means the net cash proceeds realized by the Partnership from the sale, exchange or other disposition of any of its assets. Cash From Sales shall not include net cash proceeds realized from the financing of Partnership property or the refinancing of any Partnership indebtedness.

      "Code" means the Internal Revenue Code of 1986.

      "Consolidation and Offering Expenses" means all expenses incurred in connection with the formation and qualification of the Subsidiary Partnership, the Merger and in offering the Shares to the former limited partners of the Partnership in exchange for their Partnership Interests under applicable Federal and state law, and any other expenses actually incurred and directly related to the offering of the Shares, including such expenses as: (i) the preparing, printing, filing and delivering of the Registration Statement and the Prospectus (including any amendments thereof or supplements thereto), (ii) the preparing and printing of this Agreement, other solicitation material and related documents and the filing and/or recording of such certificates or other documents necessary to comply with the laws of the State of California for the formation of a limited partnership, the merger of a limited partnership into another limited partnership and for the continued good standing of a limited partnership, (iii) the qualification or registration of the limited liability company interests under state securities or "Blue Sky" laws, (iv) any escrow arrangements, including any compensation to an escrow agent, (v) the filing fees payable to the United States Securities and Exchange Commission and to the National Association of Securities Dealers, Inc. and any costs payable to the New York Stock Exchange for the listing of the Listed Shares, (vi) the fees of the Partnership's counsel, (vii) all advertising expenses incurred in connection therewith, including the cost of all sales literature and the costs related to investor and broker/dealer sales and information meetings and marketing incentive programs and (viii) selling commissions and wholesaling expenses incurred in connection with the sale of the Shares.

      "Contribution" means any money, property or services rendered, or a promissory note or other binding obligations to contribute money or property, or to render services as permitted by Section 15651 of the Act, which a Partner contributes to the Partnership as capital in that Partner's capacity as Partner pursuant to this Partnership Agreement or any other agreement among the Partners, including any agreement as to value.


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      "Corporate Special Partner" means Carey Management LLC, a Delaware limited liability company.

      "CPA Partnership" means Corporate Property Associates, a California limited partnership, Corporate Property Associates 2, a California limited partnership, Corporate Property Associates 3, a California limited partnership, Corporate Property Associates 4, a California limited partnership, Corporate Property Associates 5, a California limited partnership, Corporate Property Associates 7, a California limited partnership, Corporate Property Associates 8, L.P., a Delaware limited partnership, Corporate Property Associates 9, L.P., a Delaware limited partnership, the Partnership and any other real estate limited partnerships sponsored by W.P. Carey & Co., Inc. or its Affiliates with investment objectives substantially similar to the Partnership's.

      "Distributable Cash From Operations" means cash receipts from the ordinary day-to-day operations of the Partnership (including all interest on Partnership investments and mortgages held by the Partnership) without deduction for the management fee authorized by Paragraph G(3) of Article X payable to an Affiliate of the General Partner or for depreciation and amortization of intangibles such as organization, underwriting and debt placement costs but after deducting all other expenses and debt amortization and provisions for reserves by the General Partner which it deems to be reasonably required for the proper operation of the business of the Partnership. "Distributable Cash From Operations" shall not include cash proceeds realized from the sale, exchange or other disposition of assets of the Partnership or from financing of Partnership property or the refinancing of any Partnership indebtedness.

      "Distribution" means any transfer of money or property by the Partnership to a Partner without consideration.

      "Fiscal Quarter" means the three-month period ending on the last day of the third, sixth, ninth and twelfth calendar months of each Fiscal Year of the Partnership.

      "Fiscal Year" means the Fiscal Year specified in Article XIII.

      "Front-End Fees" means all fees and expenses paid by any party for any services rendered in connection with the organizational or acquisition phase of the Partnership, including Consolidation and Offering Expenses, Acquisition Fees, Acquisition Expenses and any other similar fees, however designated.

      "General Partner" means any person or entity in his, her or its capacity as general partner of the Partnership and whose name and address are set forth in Article V, or any successor thereto appointed or elected hereunder.


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      "Individual Special Partner" means William Polk Carey.

      "Investment in Properties" means the amount of gross proceeds of the Offering paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership, including the purchase of properties, investments in stock, interests, warrants or other rights as permitted by Paragraph G(7) of Article X hereof, working capital reserves (except that working capital reserves in excess of 5% of the gross proceeds of the Offering shall not be included) and other cash payments such as interest, financing fees, taxes and other similar items, but excluding Front-End Fees.

      "Limited Partner" means any person or entity in his, her or its capacity as a limited partner of the Partnership and whose name and address are set forth on the books and records of the Partnership.

      "Mandatory Distribution Event" means (a) the sale or disposition of a Partnership property to a third party unaffiliated with the Partnership or the General Partner, not including the pledge, mortgage or encumbrance of a property, or of any interest therein, in connection with the financing, refinancing or other leveraging of such property or otherwise or any assignment of any leases or rents related to such property, or (b) the mandatory distribution to holders of Partnership Interests following the Appraisal Date.

      "Merger" means the merger of the Subsidiary Partnership into the Partnership.

      "Merger Agreement" means the Agreement of Merger pursuant to which the Subsidiary Partnership is merged with and into the Partnership.

      "Minimum Gain" shall mean and refer to, at any time, the excess, if any, of the outstanding principal balance of all nonrecourse debt of the Partnership that is secured by an interest in Partnership assets, over the adjusted basis of such assets to the Partnership for Federal income tax purposes. For purposes of the preceding sentence, the term "nonrecourse debt" shall mean a liability of the Partnership with respect to which no Partner has any personal liability.

      "Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

      "Nonrecourse Liabilities" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

      "Net Lease" means a lease in which the tenant undertakes to pay all or substantially all the cash expenses, excluding debt service, related to the leased property.


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      "Offering" means the offering of the Shares made pursuant to the
Prospectus.

      "Partner" means the General Partner, the Corporate Special Partner, the Individual Special Partner and any Limited Partner where no distinction is required by the context in which the term is used.

      "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).

      "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

      "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Debt for the Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

      "Partnership" means Corporate Property Associates 6 - a California limited partnership.

      "Partnership Interest" means the interest of each Partner in the profits, losses, distributions, capital and assets of the Partnership.

      "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of the Treasury Regulations.

      "Prospectus" means the final prospectus of the General Partner pursuant to which the Partnership will offer up to 23,654,898 Shares as the same may at any time and from time to time be amended or supplemented after the effective date of the Registration Statement.

      "Proxy" means a written authorization signed by a Partner or the Partner's attorney-in-fact giving another person the power to vote with respect to the Partnership Interest of that Partner. "Signed," for the purpose of this paragraph, means the placing of the Partner's name on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Partner or the Partner's attorney-in-fact.

      "Registration Statement" means the General Partner's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in the form in which it becomes effective, as


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the same may at any time and from time to time thereafter be amended or supplemented.

      "Shares" means the Shares of the General Partner.

      "Special Partners" means the Corporate Special Partner and the Individual Special Partner.

      "Subsidiary Partnership" means Sixth Subsidiary, L.P., a California limited partnership, which is a subsidiary of the General Partner.

                                   ARTICLE IV

                                    PURPOSE

      The business and purpose of the Partnership is to carry on any business that a California partnership without limited partners may carry on (except the banking, insurance or trust company business), and more particularly to invest in and own real property or interests therein (including leasehold estates) or appurtenances thereto as well as personal or mixed property connected therewith which is income producing or capable of becoming income producing within a reasonable time after acquisition. The Partnership may enter into ventures, partnerships and other business arrangements with respect to real property as deemed prudent by the General Partner in order to achieve successful operations for the Partnership. Operations of the Partnership may be conducted wherever, in the opinion of the General Partner and not in violation of the general restrictions described in Paragraph H of Article X, the factors involved appear to be favorable for the Partnership and the Partners.

                                    ARTICLE V

                        NAMES AND ADDRESSES OF PARTNERS

      The General Partner of the Partnership shall be Carey Diversified LLC, a Delaware limited liability company having an office at 50 Rockefeller Plaza, New York, New York 10020.

      The names and addresses of the Limited Partners of the Partnership shall be as set forth on the books and records of the Partnership and shall be kept at the principal place of business of the Partnership and a copy of which shall be kept at the Partnership's California office.


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                                   ARTICLE VI

                 PRINCIPAL PLACE OF BUSINESS; CALIFORNIA OFFICE

      The principal place of business of the Partnership shall be 50 Rockefeller Plaza, New York, New York 10020. The Partnership shall also maintain an office in California at Transamerica Pyramid, 600 Montgomery Street, San Francisco, California 94111. The General Partner may from time to time change the principal place of business of the Partnership or its California office and, in either such event, the General Partner shall notify the Partners in writing within ten days after the effective date of such change; provided, however, that no such change shall be effected unless the General Partner determines that such change is in the best interests of the Partnership after giving consideration to any material adverse state or local income, estate or inheritance tax consequences to the Partners, or any adverse effect on the limited liability of the Limited Partners, as a result of such change and provided further that the Partnership shall always maintain at least one office in California. The General Partner may establish additional places of business of the Partnership when and where required by the business of the Partnership. The Partnership at all times shall maintain in California an agent for service of process upon the Partnership.

                                   ARTICLE VII

                             CAPITAL CONTRIBUTIONS

      The Partnership is authorized to issue and sell up to $90,000 of limited partner interests.

      No interest shall be paid on any contribution to the capital of the Partnership.

      Loans by a Partner to the Partnership shall not be considered contributions to the capital of the Partnership. Any Partner, including any additional or substituted Partner, who shall acquire a Partnership Interest or whose Partnership Interest is increased by means of a transfer to him of all or a part of the Partnership Interest of another Partner, shall succeed to the Capital Account, or portion thereof, in respect of the Partnership Interest received.


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                                  ARTICLE VIII

                               PROFITS AND LOSSES

      A. Determination of Profits and Losses. The profits and losses of the Partnership shall be determined for each Fiscal Year of the Partnership in accordance with generally accepted accounting principles and procedures applied in a consistent manner and for federal income tax purposes, by additionally making such adjustments as are necessary to include other items of income, expense, deduction and allowance as are permitted or required under the Code and the regulations promulgated thereunder. Except as otherwise provided herein, whenever a proportionate part of the Partnership profit or loss is credited or charged to a Partner's Capital Account, every item of income, gain, loss or deduction entering into the computation of such profit or loss shall be considered either credited or charged, as the case may be, to such Partner's Capital Account and every item of credit or tax preference related to such profit or loss and applicable to the period during which such profit or loss was realized shall be allocated to such Partner in the same proportion. Every recapture of deduction or credit shall be allocated among the Partners in the same proportion as the items of deduction or credit subject to recapture were allocated among the Partners. Any increase or decrease in the amount of any item of income, gain, loss or deduction attributable to any adjustment to the basis of Partnership assets made pursuant to a valid election under Sections 734, 743 and 754 of the Code and pursuant to corresponding provisions of applicable state and local income tax laws shall be charged or credited, as the case may be, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment shall be allocated, to the Partners entitled thereto under such laws. Profits and losses allocated to a particular class of Partnership Interests shall be allocated among the holders of record of such class of Partnership Interests at the end of each Fiscal Year (or such shorter period as may be provided herein) of the Partnership in proportion to their respective Partnership Interests; provided, however, that any such, profits and losses attributable to a limited partner interest assigned during such Fiscal Year of the Partnership shall be allocated among the holders of such limited partner interests during such Fiscal Year in proportion to the number of months (for purposes of such allocation ownership of limited partner interests for each month will be determined as of the fifteenth day of each month) that each such holder was recognized as the owner of such limited partner interest during such Fiscal Year, without regard to the results of Partnership operations during the period in which each such holder was recognized as the owner thereof and without regard to the date, amount or recipient of any distributions which may have been made with respect to such limited partner interest.

      B. Allocation of Profits and Losses.


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      1. Except as provided below, 1% of the profits and losses of the
Partnership (other than gains or losses from the sale, exchange or other disposition of Partnership assets) shall be allocated to the General Partner, 5% of such profits and losses shall be allocated to the Corporate Special Partner, 1% of such profits and losses shall be allocated to the Individual Special Partner and 95% of such profits and losses shall be allocated to the Limited Partners.

            a. If certain Partners' Capital Accounts are negative and other Partners' Capital Accounts are positive or will be so as a result of an allocation of Partnership losses, losses shall not be allocated to any Partner in excess of the positive balance of his Capital Account until the balances of all Partners' Capital Accounts are first reduced to zero. Capital Accounts shall be determined prior to the application of the preceding sentence, after applying subparagraph (b) hereof, and after applying subparagraph 5 of this Paragraph B.

            b. If as of the end of any fiscal year (i) the excess, if any, of
      (x) the aggregate principal balance of Partnership non-recourse indebtedness secured by Partnership assets over (y) the adjusted basis for Federal income tax purposes of such assets is less than (ii) the aggregate negative amount attributable to such non-recourse indebtedness in proportion to the negative amounts attributable of the Capital Accounts of all Partners whose Capital Accounts are negative. Such Partners shall be allocated Partnership income to the extent recognized by the Partnership in an amount equal to such difference. Such Partnership income shall be allocated among the Partners whose Capital Accounts are negatives as a result of non-recourse indebtedness. Solely for purposes of this Paragraph b, the Capital Accounts of each Partner shall be reduced by such Partner's share of any Partnership expenditure which would be treated as if it were an expenditure described under Section 705 (a)(2)(B) of the Code, shall be reduced or increased, as appropriate, by other amount required by the then applicable regulations under Section 704 of the Code.

      2. Subject to subparagraph 1(a) above, losses arising from a sale, exchange or other disposition of Partnership assets shall be allocated 1% to the General Partner, 5% to the Corporate Special Partner, 1% to the Individual Special Partner and 93% to the Limited Partners as follows:

            a. First, in proportion to and to the extent of the minimum amounts that must be allocated to equalize the Capital Accounts of each Limited Partner in proportion to percentage of partnership interest held of record by such Limited Partner; and


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            b. Then, the balance to each Limited Partner in proportion to the percentage of partnership interest held of record by such Limited Partner.

      For purposes of this subparagraph 2, Capital Accounts shall be determined after applying the allocations provided in subparagraphs 1 and 4 of this Paragraph B, and after applying subparagraph 5 of this Paragraph B.

      3. Gains arising from a sale, exchange or other disposition of Partnership assets shall be allocated in the following order to priority:

            a. If each Partner's Capital Account is negative and the gains are less than the aggregate negative amounts in the Capital Accounts, in the ratio that the Capital Accounts bear to each other;

            b. If each Partner's Capital Account is negative and the gains are greater than the aggregate negative amounts in the Capital Accounts (i) first in an amount sufficient to bring each Partner's Capital Account to zero, and (ii) then to the Partners in the percentage by which Cash From Sales and Cash From Financings is then being distributed pursuant to the provisions of Paragraph E of Article IX hereof;

            c. If certain Partner's Capital Accounts are positive and other Partner's Capital Accounts are negative (i) first in an amount to bring the Capital Account of each Partner whose Capital Accounts which are negative to zero (or if gains are less than the aggregate negative amounts of the Capital Accounts which are negative, to such Partners in the ratio that such negative Capital Accounts bear to each other), and (ii) then to the Partners in the percentage by which Cash From Sales and Cash From Financings is then being distributed pursuant to the provisions of Paragraph E of Article IX hereof;

            d. If each Partner's Capital Account is positive, in the percentages by which Cash From Sales and Cash From Financings is then being distributed pursuant to the provisions of Paragraph E of Article IX hereof;

      For purposes of this subparagraph 3, Capital Accounts shall be determined after applying the allocations provided in subparagraphs 1, 2 and 4 of this Paragraph B and after applying subparagraph 5 of Paragraph B. In no event shall the allocation of gains from the sale, exchange or disposition of Partnership assets be allocated in an amount less than 1% to the Limited Partners in the aggregate.

      4. To the extent that any amount paid to a Limited Partner or its Affiliates pursuant to the provisions of Paragraphs G(2), (3), (4), (5), or (6) of Article X hereof, or as Front-End Fees,


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is treated as a distributive share of Partnership income to the Limited Partner for Federal income tax purposes, the Limited Partner affected shall be allocated gross income of the Partnership at a time and in an amount equal to the amount of such payment, and the Capital Account of the Limited Partner so affected shall be adjusted to reflect such allocation and payment. If the Partnership's gross income for a Fiscal Year is less than the amount of such payment, the Limited Partner so affected shall be allocated gross income in each succeeding Fiscal Year until the total amount so allocated equals the total amount of such payment.

      5. For purposes of subparagraphs 1(a), 2 and 3 of this Paragraph B, distributions to the Partners pursuant to Paragraphs A and E of Article IX hereof shall be treated as having been made and charged to the Capital Accounts of the Partners prior to the allocations of income, gains and losses provided therein.

      6. Solely for purposes of this Paragraph B, the Capital Accounts of each Partner shall be reduced by such Partner's share of any Partnership expenditure which would be treated as it were an expenditure described under Section 705(a)(2)(B) of the Code, and shall be reduced or increased by any other amount required by the then applicable regulations under Section 704 of the Code.

      7. Notwithstanding anything to the contrary in this Article VIII, if any Partner receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be specially allocated a pro rata portion of each item of Partnership income, including gross income, and gain in an amount and manner sufficient to eliminate, as quickly as possible, any deficit balance in such Partner's Capital Account created by such adjustment, allocation or distribution in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (as amended in 1986). This subparagraph 8 of Paragraph B is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

      8. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Section 1.704-2(f) and (i) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement in said


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section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

      9. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and
(j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Partner pursuant hereto.

      10. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Paragraph 8(B)(11) shall be made if and only to the extent that such Partners would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section have been tentatively made as if this Paragraph 8(B)(11) were not in the Agreement.

      11. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partners that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations).

      C. Power of the General Partner to Vary Allocations of Profits and Losses.

      It is the intent of the Partners that each Partner's distributive share of income, gains, losses, deductions and credits shall be determined and allocated in accordance with this Article VIII to the fullest extent permitted by Section 704(b) of the Code. If the Partnership is advised that the allocations


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provided in this Article VIII are unlikely to be respected for Federal income tax purposes, the General Partner has been granted power in Paragraph B(2)(a) of
Article XVI of this Agreement to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to effect the plan of allocations and distributions provided in this Agreement.

      D. Allocations of Profits and Losses Among Limited Partners. Except as otherwise provided in this Article VIII, profits and losses shall be allocated among the Limited Partners in the same manner as distributions are allocated in Paragraph D of Article IX hereof.

      E. Consent of Partners to Allocation of Profits and Losses. The methods hereinabove set forth by which profits and losses of the Partnership are determined and allocated are hereby consented to by each Partner as a condition to becoming a Partner.

                                   ARTICLE IX

                                 DISTRIBUTIONS

      A. Distributable Cash From Operations. The General Partner shall distribute as soon after the close of each Fiscal Quarter as is reasonably feasible all of the Distributable Cash From Operations for such Fiscal Quarter in the following manner: 1% to the General Partner, 5% to the Corporate Special Partner, 1% to the Individual Special Partner and 93% to the Limited Partners.

      (i) Cash From Sales. The General Partner shall distribute, as soon after the close of each Fiscal Quarter as is reasonably feasible, all Cash From Sales realized by the Partnership during such Fiscal Quarter in accordance with the provisions of Paragraph E of this Article IX.

      B. Cash From Financings. The General Partner shall distribute, as soon after the close of each Fiscal Quarter as is reasonably feasible, all of the Cash From Financings realized by the Partnership during such Fiscal Quarter in accordance with the provisions of Paragraph E of this Article IX.

      C. Allocation of Distributions Among Limited Partners. Distributions of cash to the Limited Partners shall be apportioned among the holders of record of limited partner interests in the ratio in which the number of limited partner interests held of record by each of them bears to the number of limited partner interests held of record by all Limited Partners as of the first day of the Fiscal Quarter with respect to which such distribution is made.

      D. Distributions of Cash From Sales and Cash From Financings. The General Partner shall distribute Cash From Sales and Cash From Financings in the following manner: 1% to the General Partner, 1% to the Individual Special Partner and 98% to the Limited Partners, and thereafter, 100% to the Limited Partners until such time as $461,454 is distributed to the Individual Special Partner pursuant to this Paragraph E of Article IX. Thereafter, Cash From Sales and Cash From Financings shall be distributed 1% to the General Partner and 99% to the Limited Partners.

      E. Return of Capital Contributions. To the extent that, at the end of any Fiscal Quarter, the total cash distributions to the Limited Partners made pursuant to this Article IX exceed the profits of the Partnership for such Fiscal Quarter, such excess shall be charged to each Limited Partner's Capital Account and shall be regarded as a rightful return of capital contributions.

      F. No Distributions Under Certain Circumstances. Notwithstanding any other provision of this Article IX, no distribution shall be made if, after giving effect to the distribution, all liabilities of the Partnership (other than liabilities to Partners on account of their interest in the Partnership and liabilities as to which recourse of creditors is limited to specified property of the Partnership) exceed the fair value of the Partnership's assets, provided that the fair value of any asset that is subject to a liability as to which the recourse of creditors is so limited shall be included in the Partnership's assets only to the extent that the fair value of the property exceeds such liability. No Partner shall have the right to receive property other than money upon any distribution. No Partner may be compelled to accept a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Partners.

      G. Consent of Partners to Allocation of Distributions. The methods hereinabove set forth by which Cash From Operations, Cash From Sales and Cash From Financings are allocated and distributed are hereby consented to by each Partner as a condition to becoming a Partner.

                                    ARTICLE X

                      MANAGEMENT AND OPERATION OF BUSINESS

      A. Management of Business. The Partnership shall be managed by the General Partner and the conduct of the Partnership's business shall be controlled and conducted by the General Partner in accordance with this Agreement.

      B. Authority of General Partner. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, the General Partner shall have and may exercise on behalf of the Partnership all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Partnership. Such powers shall include, without limitation, the following powers:

      1. To acquire, hold and dispose of any real property (or any interests therein, including leasehold estates) and appurtenances thereto as well as personal or mixed property connected therewith, including the purchase, lease, development, improvement, maintenance, exchange, trade or sale of such property at such price, rental or amount, for cash, securities or other property and upon such terms, as the General Partner deems to be in the best interests of the Partnership;

      2. Subject to the provisions of Paragraph H (12) of this Article X, to borrow money and, if security is required therefor, to mortgage or subject to any other security device any portion of the assets of the Partnership, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, provided, however, that loans from Affiliates of the General Partner shall be made in accordance with the provisions of Paragraphs G(5) of this Article X;

      3. To invest the Partnership's funds in United States Government securities, certificates of deposit other time or demand deposits of United States commercial banks, savings banks, savings and loan associations or similar institutions which have a net worth of at least $100,000,000 or in which such certificates or deposits are fully insured by any federal or state government agency, Eurodollar deposits in foreign branches of United States banks, which banks have a net worth of at least $100,000,000 bank repurchase agreements covering securities of the United States Government or governmental agencies, bankers' acceptances, public no-load money market funds or other similar short-term highly liquid investments; to invest any working capital or other reserves retained by the General Partner for the operation of the Partnership in like manner; and to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in any manner consistent with the provisions of this Agreement;

      4. To bring and defend actions at law or in equity;

      5. To employ persons in the operation and management of the Partnerships' business, including but not limited to supervisory managing agents, building management agents, real property developers and real estate brokers;

      6. To place record title to, or the right to use, Partnership assets in the name or names of a non-operating nominee or nominees, including an Affiliate of the General

Partner, for any purpose convenient or beneficial to the Partnership.

      7. To perform all acts and file all documents, including tax returns and registration statements, necessary to comply with federal, state and local laws, rules and regulations applicable to the Partnership or the conduct of the Partnership's business;

      8. To enter into and carry out contracts and agreements and any or all documents and instruments and to do and perform all such other things as may be in furtherance of Partnership purposes or necessary or appropriate to the conduct of Partnership's activities;

      9. To execute, acknowledge, deliver, seal, file, record and vote any and all instruments which may be deemed necessary or convenient to effect the foregoing; and

      10. To cause the Partnership to make or revoke any of the elections required or permitted to be made by the Partnership under the Code;

      11. To determine the appropriate accounting method or methods to be used by the Partnership (the Partnership intends initially to utilize the accrual method of accounting in maintaining its books and records and the cash receipts and disbursements method of accounting in reporting its profits and losses for Federal, state and local income tax purposes); and

      12. To designate Carey Diversified LLC, the General Partner, as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, as such, the General Partner shall have all powers necessary to so perform including, without limitation, the power to retain attorneys and accountants of its choice and the right to settle any audits without the consent of the Limited Partners, except as otherwise required by the Code. The designation provided for herein is expressly consented to by each Partner as an express condition to becoming a Partner.

      C. Restrictions on Authority of General Partner. In addition to other acts expressly prohibited or restricted by this Agreement or by law, the General Partner shall have no authority to act on behalf of the Partnership with respect to, and are expressly prohibited from undertaking, the following:

      1. Doing any act in contravention of this Agreement;

      2. Except as provided in this Agreement and except in connection with the liquidation and winding up of the business of the Partnership upon its termination and dissolution, doing any act which would make it impossible to carry on the ordinary business of the Partnership;

      3. Confessing a judgment against the Partnership in connection with any threatened or pending legal action;

      4. Possessing Partnership property or assigning the rights of the Partnership in specific Partnership property for other than a Partnership purpose;

      5. Admitting a person as a Limited Partner except as provided in this Agreement;

      6. Except as provided in this Agreement and except in connection with the liquidation and winding up of business of the Partnership upon its termination and dissolution or a Mandatory Distribution Event, selling substantially all the assets of the Partnership at a single sale or in multiple sales in the same 12-month period without the prior written consent of Limited Partners, which approval shall be conditional on the receipt by the General Partner of the written approval of holders of Limited Partner Interests holding more than fifty percent (50%) of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI;

      7. Pledging or encumbering substantially all the properties of the Partnership at one time or from time to time in a series of related transactions, unless the lien of such pledge or encumbrance arises in connection with the acquisition or improvement of properties or the initial financing of properties acquired free and clear of encumbrances or the refinancing of previous obligations and such lien is limited to the properties so acquired, improved, financed or refinanced;

      8. Obtaining any loan or any mortgage loan on any residential property made or guaranteed by any federal, state or local government or municipality or any agency of any Federal, state or local government or municipality;

      9. Performing any act (other than an act required by this Agreement or any act taken in good faith in reliance upon counsel's opinion) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

      10. Prepaying any interest on any Partnership indebtedness; provided that the payment of any amount commonly referred to as "points" shall not be deemed a prepayment of interest; or

      11. Assessing any Partner for an additional capital contribution.

      D. Fiduciary Obligations of General Partner. The General Partner shall act at all times as a fiduciary with respect to the Partnership, the Limited Partners and the Partnership property and assets.

      E. Obligations of the General Partner. The General Partner shall:

      1. Devote such of its time to the business of the Partnership as it shall, in its discretion, exercised in good faith, determine to be necessary to conduct the business of the Partnership for the benefit of the Partnership and the Limited Partners;

      2. File and publish all certificates, statements or other instruments required by law for formation, qualification and operation of the Partnership and for the conduct of its business in all appropriate jurisdictions;

      3. Use its best efforts to cause the Partnership and the Partners to be protected by adequate public liability, property damage and other insurance;

      4. Employ attorneys to represent the Partnership, which attorneys may also serve as counsel to the General Partner and any of its Affiliates; and

      5. Use its best efforts to maintain the status of the Partnership as a "partnership" for federal income tax purposes.

      F. Limitation on Liability of General Partner; Indemnification.

      1. The General Partner shall have no liability, responsibility or accountability in damages or otherwise to any other Partner or the Partnership for, and the Partnership agrees to indemnify, pay, protect and hold harmless the General Partner (on the demand of and to the satisfaction of the General Partner) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation all costs and expenses of defense, appeal, and settlement of any and all suits, actions or proceedings instituted against the General Partner or the Partnership and all costs of investigation in connection therewith) which may be imposed on, incurred by or asserted against the General Partner or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership or on the part of the General Partner as a General Partner to the Partnership which the General Partner has determined, in good faith, was in the best interest of the Partnership; provided, that the General Partner shall be liable, responsible and accountable, and the Partnership shall not be liable to the General Partner, for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements resulting from the General Partner's own fraud, bad faith, negligence, misconduct or other breach of fiduciary duty to the Partnership or any Partner. If any action, suit or proceeding shall be pending or threatened against the Partnership or the General Partner relating to or arising, or alleged to relate to or arise, out of any such action or inaction the General Partner shall have the right to employ, at the expense of the Partnership, separate counsel of the General Partner's choice in such action, suit or proceeding. The satisfaction of the obligations of the Partnership under this
Section 1 shall be from and limited to the assets of the Partnership and no Partner shall have any personal liability on account thereof. The General Partner shall have the right to bill the Partnership for, or otherwise request the Partnership to pay, at any time and from time to time after the General Partner has become obligated to make payment therefor, any and all amounts for which the General Partner believes in good faith that the General Partner is entitled to indemnification for under this Section 1. The Partnership shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the General Partner. In the event that a final determination is made that the Partnership is not so obligated in respect of any amount paid by it to the General Partner, the General Partner will refund such amount within 180 days of such final determination.

      2. The Partnership shall indemnify to the extent of the Partnership assets each Limited Partner against any claims of liability asserted against a Limited Partner solely because he is a Limited Partner in the Partnership.

      3. Notwithstanding the foregoing, neither the General Partner nor any officer, director, employee, agent, subsidiary or assignee of the General Partner or of the Partnership shall be indemnified from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the Securities Act of 1933 was violated by the General Partner or by any such other person or entity unless: (a) the General Partner or other persons or entities seeking indemnification are successful in defending such action; and (b) such indemnification is specifically approved by a court of law which shall be advised as to the current position of the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities laws; or (ii) any liability imposed by law, including liability for fraud, bad faith or negligence.

      G. Specific Transactions Authorized. The General Partner is hereby authorized to enter into, on behalf of the Partnership, the following specific transactions:

      1. The Partnership may purchase property from any Affiliate of the General Partner provided (i) the property was acquired by such Affiliate for the purpose of facilitating its purchase by the Partnership, facilitating the borrowing of money or the obtaining of financing for the Partnership or any other purpose related to the business of the Partnership, (ii) the property is purchased by the Partnership for a price no greater than the acquisition and out-of-pocket carrying cost of the property to such Affiliate, (iii) there is no adverse difference in the interest rates of the loans secured by the property at the time acquired by such Affiliate and at the time purchased by the Partnership nor any other benefit arising out of such transaction to the General Partner and
(iv) no compensation is paid by the Partnership or by any non-affiliated person to any Affiliate of the General Partner in connection with the purchase of the property by the Partnership.

      2. The Partnership may contract (i) with Affiliates of the General Partner to serve as real estate brokers and mortgage placement brokers in connection with the investment of the Partnership assets and (ii) with Affiliates of the General Partner to serve as real estate brokers in connection with the sale of property by the Partnership. The amount of the real estate commissions payable to Affiliates of the General Partner upon a sale of property by the Partnership where such Affiliates have provided a substantial amount of services in the sales effort may not exceed the lesser of (i) 3% of the sales contract price of the property or (ii) 50% of the reasonable, customary and competitive rate for similar services in light of the size, type and location of the property and the total real estate commissions payable to such Affiliates and to other persons may not exceed the lesser of (a) 6% of the contract price for the sale of the property or (b) the reasonable, customary and competitive rate for similar services in light of the size, type and location of the property. No Affiliate of the General Partner may receive payment of a real estate commission with respect to the sale of any property by the Partnership unless the total consideration received by the Partnership upon such sale exceeds the amounts actually paid by the Partnership for the purchase, development, construction or improvement of the property and any fees and commissions paid by the Partnership in connection therewith.

      3. The Partnership may enter into a contract with an Affiliate of the General Partner, in substantially the form of the Management Agreement between the Partnership and Carey Corporate Property Management, Inc., to perform services relating to the management of property of the Partnership as described in such Management Agreement. Such contract may provide that as compensation for such services such Affiliate of the General Partner may receive a management fee equal to (a) 1% of the gross revenues per annum from commercial and industrial properties net leased for terms of 10 or more years; or (b) for leases of other commercial and industrial properties (i) 6% of the gross revenues of such leases where such Affiliate performs leasing, re-leasing and leasing related services, or(ii) 3% of gross revenues of such leases where such services are not performed; provided, however, that in no event shall such management fee exceed an amount which is competitive for similar services in the same geographic area and further provided that bookkeeping services and fees paid to non-Affiliates for management services shall be included in the management fee.

      4. Affiliates of the General Partner may receive insurance premiums and brokerage commissions with respect to insurance on property owned by the Partnership only when the cost of such insurance is paid by tenants who net lease such properties from the Partnership. No such Net Lease shall provide that the lessee is required to purchase insurance through an Affiliate of the General Partner.

      5. At any time, the Partnership may borrow funds on a short-term basis from an Affiliate of the General Partner or third parties to provide the debt portion of the purchase price of any real properties if the Partnership is unable to obtain a permanent loan or, in the judgment of the General Partner, it is not in the best interests of the Partnership to obtain a permanent loan at the interest rates then prevailing and (ii) the General Partner has reason to believe that the Partnership will be able to obtain a permanent loan on or prior to the end of the loan term. Any such short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. Any such short term loans may be secured by a pledge of or security interest in the net assets of the Partnership or, if the loan is obtained to pay or provide the debt or equity portion of the purchase price of a property, by a first or junior mortgage on the property to be acquired. Any short-term loans from Affiliates of the General Partner will (i) bear interest at a rate equal to the lesser of (A) one percent above the prime interest rate at the Bank of New York or (B) the rate that would be charged to the Partnership by unrelated lending institutions on comparable loans for the same purpose in the locality of the property and (ii) have a term not exceeding one year. Such borrowings shall be non-recourse to the Partnership, unless the General Partner shall otherwise consent in writing.

      6. All of the Partnership's expenses shall be billed directly to and paid by the Partnership. The Partnership shall reimburse the General Partner or its Affiliates for: (a) the actual cost to the General Partner or its Affiliates of goods and materials used for and by the Partnership and obtained from unaffiliated parties, and (b) the costs incurred by the General Partner or its Affiliates in performing administrative services necessary to the prudent operation of the Partnership; provided, however, that the amounts charged to the Partnership for services performed pursuant to this clause (b) shall not exceed the lesser of (1) the actual cost of such services, or (2) the amount which the Partnership would be required to pay to independent parties for comparable services in the same geographic location. No reimbursement shall be made to the General Partner or its Affiliates for: (x) services for which the General Partner or its

Affiliates are entitled to compensation by way of a separate fee or (y) any of the salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any controlling person(as defined herein) of the General Partner or its Affiliates; provided, however, that the Partnership may reimburse the General Partner or its Affiliates for the travel expenses of controlling persons if such travel expenses are incurred for the evaluation of properties being considered for acquisition or visits to executives of potential tenants of properties being considered for acquisition to discuss current financial results. The Partnership's annual report to the Limited Partners shall contain a breakdown of the costs reimbursed to the General Partner or its Affiliates. Within the scope of the annual audit of the General Partner's (or such Affiliate's) financial statement, the independent certified public accountant shall verify the allocation of such costs to the Partnership. The method of review shall at minimum provide (1) a review of time records of individual employees, the costs of whose services were reimbursed; and (2) a review of the specific nature of the work performed by each such employee. The methods of review shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the General Partner's (or such Affiliate's) independent certified public accountants consider appropriate in the circumstances. The additional costs of such review shall be itemized by such accountants on a partnership by partnership basis and may be reimbursed to the General Partner (or such Affiliate) in accordance with this Paragraph G(6) only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined in this Paragraph G(6).

      As used herein, the term "controlling person" shall mean any person, whatever his title, who performs executive or senior management functions for the General Partner or Affiliate similar to those of executive or senior management officers, directors or partners, or those holding 5% or more equity interest in the General Partner or Affiliate or a person having the power to direct or cause the direction of the management level employees and policies of the General Partner or Affiliate, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Paragraph G(6), not every person who carries a title such as vice president or senior vice president, corporate secretary or treasurer shall be considered a controlling person, unless such person performs the functions or has the powers described above, and even in the absence of a specific title, an executive in a senior management position shall be considered a controlling person.

      7. The Partnership may invest in unimproved or non-income producing real property and the stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any tenant of the Partnership or the parent or controlling person of any tenant. The Partnership will not exercise warrants or other rights to purchase the stock of or other interests in a tenant or the parent or controlling person of a tenant unless the Partnership will immediately liquidate the stock or interest purchased at a price in excess of the exercise price. Under such circumstances, payment of the exercise price shall not be deemed an investment subject to the above limitation respecting the amount of net proceeds derived from the sale of limited partner interests which the Partnership may invest in unimproved or non-income producing real property or stock, interests, warrants or other rights. The Partnership may borrow funds on a short term basis to pay the exercise price on warrants or other rights may pay such exercise price from funds held in the working capital reserve and will repay the loan or replenish the reserve upon the sale of the securities or interests purchased before it makes distributions to the Partners respecting the proceeds of sale or reinvests such proceeds in real property.

      H. General Restrictions.

      1. The Partnership shall obtain a written evaluation report signed by an independent appraiser prior to the purchase of any real property by the Partnership and shall not purchase any such property if the purchase price and all Acquisition Fees paid by the Partnership in connection with the acquisition exceed the appraised value set forth in such report. All such appraisals, whether or not the real property which is the subject of such appraisal is purchased by the Partnership, shall be at the Partnership's expense or at the expense of the seller, shall be retained for five years and shall be available for inspection and duplication by the Limited Partners.

      2. The Partnership may not sell any property in a transaction in which an Affiliate of the General Partner acts as a real estate broker unless the provisions of Paragraph G(2) of this Article X are complied with.

      3. The Partnership shall not own any land where the buildings and improvements thereon are owned by an Affiliate of a General Partner.

      4. No more than 20% of the net proceeds derived from the sale of limited partnership interests shall be applied to the purchase of land where the Partnership's purchase is exclusive of the buildings and improvements thereon or to be constructed thereon.

      5. The Partnership may not acquire property in exchange for interests in the Partnership.

      6. The Partnership shall not give an Affiliate of a General Partner the exclusive right to sell property for the Partnership.

      7. The Partnership shall not pay, directly or indirectly, any Acquisition Fees to an Affiliate of the General Partner in connection with the purchase of property by the Partnership. In addition, the Partnership shall not pay, directly or indirectly, any Acquisition Fee to an Affiliate of the General Partner in connection with the purchase of property acquired with proceeds obtained from Cash From Sales and Cash From Financings.

      8. The aggregate borrowings of the Partnership shall not exceed 66 2/3% of the purchase price of all properties purchased by the Partnership on a combined basis. The foregoing restriction may be waived or lessened by the General Partner without the approval of the Limited Partners, but only with the prior written consent of the Commissioner of Corporations of the Sate of California or pursuant to a change in the published Rules of the Commissioner. In no event, however, shall the aggregate borrowings of the Partnership exceed the sum of 85% of the purchase price of all properties which have not been refinanced and 85% of the aggregate fair market value of all refinanced properties.

      9. Except as set forth in Paragraph G(7) of this Article X, all expenses of the Partnership shall be billed directly to and paid by the Partnership.

      10. The Partnership funds shall not be commingled with the funds of any other natural person, partnership, corporation, association or other legal entity.

      11. The Partnership shall not finance the purchase of real property by use of a wrap-around note and mortgage ("all -inclusive" note and deed of trust) unless (a) neither the General Partner nor any Affiliate of the General Partner receives interest on the amount of the underlying encumbrance in excess of that payable to the lender on such underlying encumbrance, (b) the Partnership receives credit on its obligation under the all-inclusive note for payments made directly on the underlying encumbrance and (c) all payments on the underlying encumbrance shall be made by the Partnership or, in the alternative, payments by the Partnership on the wrap-around note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying encumbrance, and thereafter to the holder of the wrap-around note.

      12. The Partnership shall not create or assume any indebtedness for borrowed money unless the documents pursuant to which such indebtedness is created or assumed provide, and the General Partner shall cause any and all such documents assumed or entered into by or on behalf of the Partnership to provide, that the parties thereto other than the Partnership (including any Affiliates of the General Partner ) shall look only to the assets of the Partnership for satisfaction of the liabilities and obligations of the Partnership under such documents (including without limitation those arising from representations, warranties, covenants and agreements made in or in connection with such documents) and that such other parties shall have no recourse to the Partners or the separate assets of the Partners for the satisfaction of such liabilities and obligations. The Partnership shall not incur any indebtedness including indebtedness under a shared appreciation or similar mortgage wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or property of the Partnership other than as a creditor.

      13. The Partnership shall not enter into any contracts with the General Partner or with any Affiliates of the General Partner to construct or develop Partnership properties or to render any services in connection with such construction or development.

      14. The Partnership shall not acquire any property which under construction unless completion of the improvements on the property is guaranteed at the contracted price by an adequate completion bond or other satisfactory arrangement.

      15. Unimproved or non-income producing property shall not be acquired except in amounts and upon terms which can be financed from Distributable Cash From Operations.

      16. No Partnership assets may be invested in junior mortgages or deeds of trust; provided, however, that the acquisition of a junior mortgage or deed of trust in connection with the sale, financing or refinancing of real property shall not be deemed to be investing in junior mortgagees or deeds of trust.

      17. Any agreement entered into between the Partnership and the General Partner or its Affiliates must be terminable by the Partnership, without penalty, upon 60 days' notice.

      I. Compensation of General Partner. The General Partner shall not, in its capacity as General Partner, receive any salary, fees, profits or distributions from the Partnership except profits, distributions, fees and allocations to which they may be entitled under Articles VIII or IX.

      J. Other Business of Partners. Except as otherwise specifically provided herein, any of the Partners and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

                                   ARTICLE XI

                           STATUS OF LIMITED PARTNERS

      A. The Limited Partners and Special Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership nor shall they have the power to sign for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited Partners and Special Partners shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership, except to the extent of their Capital Accounts. The Partnership Interest owned by a Limited Partner or Special Partner shall be fully paid and nonassessable.

      In addition to those described elsewhere in the Partnership Agreement, the Limited Partners and Special Partners shall have the following rights, powers, privileges, duties and liabilities:

            (a) The Limited Partners and Special Partners shall have the right to have full and true information of all things affecting the Partnership and shall be entitled to such reports as are set forth in Article XII hereof.

            (b) The Limited Partners and Special Partners shall receive from the Partnership the share of distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

            (c) A Limited Partner or a Special Partner shall have the right to demand the return of his Capital Account only on the dissolution and winding up of the Partnership in accordance with Article XVIII hereof. No Limited Partner or Special Partner shall have priority over any other Limited Partner either as to the return of his capital or as to profits, losses or distributions. No Limited Partner shall have the right to bring an action for partition against the Partnership.

            (d) Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests may (1) remove a General Partner and (2) in the event that a vacancy shall occur in the office of General Partner, subject to the provisions of paragraph B(5) of Article XV, elect a successor General Partner upon the retirement, removal, death, adjudication of incompetence to manage his person or estate, adjudication of bankruptcy under Chapter 7 of the Bankruptcy Code (or any similar law or provision enacted in lieu thereof), dissolution or other cessation to exist as a legal entity of a General Partner.

            (e) Upon written request to the Partnership for a purpose reasonably related to such Partner's interest as a

      Limited Partner of the Partnership, each Limited Partner and Special Partner shall have the right to a complete list of names and addresses and interests of all Limited Partners as set forth in the records of the Partnership, copies of the Certificate of Limited Partnership and all amendments thereto, copies of this Agreement and all amendments thereto and powers of attorney pursuant to which this Agreement was executed. A reasonable charge for copy work may be charged by the Partnership.

                                   ARTICLE XII

                          BOOKS OF ACCOUNT AND REPORTS

      Proper books of account shall be kept by the General Partner wherein shall be entered all transactions, matters and things relating to the Partnership's business as are usually entered into books of account kept by persons engaged in a business of a like character. The books of account for the current and past three fiscal years shall be kept at the principal place of business of the Partnership and at the Partnership's California office and each Partner (or any duly constituted designee of a Partner) shall at all times during reasonable business hours have free access to and the right to inspect and copy the same. There shall also be kept at the Partnership's California office: a current alphabetical list of the Partners' names, addresses, Contributions and Capital Accounts; copies of the Certificate of Limited Partnership and all amendments thereto; copies of the Partnership's Federal, state and local income tax or information returns and reports for the six most recent tax years; copies of this Partnership Agreement and all amendments thereto and powers of attorney pursuant to which this Agreement was executed and the Partnership's financial statements for the six most recent fiscal years.

      There shall be established for each Partner on the books of the Partnership a Capital Account which shall be maintained in accordance with Federal income tax accounting principles and which shall show the amount of each capital contribution made by such Partner (or his, her or its predecessor in the case of an assignment of a Partnership Interest), adjusted to reflect such Partner's proportion of profits and losses (determined according to Article
VIII) and of withdrawals and distributions and other items to the extent properly creditable to or chargeable against such Capital Account.

      Within 75 days after the end of each Fiscal Year, the General Partner shall deliver to each Limited Partner adequate information to enable each Limited Partner to complete and file his Federal tax return.

      Copies of each such report shall be distributed to each Limited Partner within 60 days after the end of each quarter. If deemed appropriate by the General Partner, such notice may be prepared and distributed to Limited Partners more frequently than quarterly. The General Partner shall send such other reports and information, if any, to the Limited Partners as the General Partner may deem necessary or appropriate, including but not limited to reports containing the name and address of each person who has had an unconditional written offer to purchase Partnership property rejected by the Partnership (such report shall also contain the price and terms offered). Copies of each such report distributed to the Limited Partners shall, to the extent required by applicable law, be filed concurrently with relevant state "Blue Sky" authorities.

                                  ARTICLE XIII

                                  FISCAL YEAR

      The Fiscal Year of the Partnership shall begin on the first day of January and end on the thirty-first day of December in each year.

                                   ARTICLE XIV

                               PARTNERSHIP FUNDS

      The funds of the Partnership shall be deposited in such account or accounts as shall be designated by the General Partner and all withdrawals against such accounts shall be made only by one of the General Partner or by its properly delegated agents.

                                   ARTICLE XV

                        TRANSFER OF PARTNERSHIP INTEREST

      A. In General. A Limited Partner or Special Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber, his interest in the Partnership or any part thereof except as permitted in this Article, and any act in violation of this Paragraph A shall not be binding upon or recognized by the Partnership regardless of whether the General Partner shall have knowledge thereof.

      B. General Partner. 1. Upon the vote of Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests, pursuant to Paragraph (d) of Article XI and with the same proportionate vote as provided therein, may remove a General Partner from the Partnership. Written notice of the removal of the General Partner shall be served upon the General Partner either by certified or registered mail, return receipt requested, or by personal service. Said notice shall set forth the day upon which the removal is to become effective. Upon receipt of notice, the General Partner shall cause an accounting to be prepared covering the transactions of the Partnership since the end of the previous Fiscal Year and it shall not thereafter sell or dispose of or allow the sale or disposition of any Partnership asset unless such sale or disposition was the subject of a contract entered into by and binding upon the Partnership prior to the date upon which the notice was received by the General Partner.

      2. Until the dissolution of the Partnership otherwise occurs, the General Partner shall not voluntarily take any step to dissolve itself nor shall the General Partner voluntarily retire, provided, however, that nothing in this Partnership Agreement shall be deemed to prevent the merger or reorganization of Carey Diversified LLC into or with any other entity organized under the laws of the United States or any state thereof or the transfer of all the limited liability company interests of Carey Diversified LLC and the assumption of rights and duties of the General Partner by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law.

      3. Upon the removal, adjudication of bankruptcy under Chapter 7 of the Bankruptcy Code (or any similar law or provision enacted in lieu thereof), dissolution or other cessation to exist as a legal entity of the General Partner, the General Partner's Partnership Interest and interest in Distributable Cash From Operations and its subordinated interest in Cash From Sales and Cash From Financings shall be purchased by the Partnership for a purchase price equal to the fair market value thereof determined pursuant to the provisions of Section 4 of this Paragraph B. The purchase price of such interest shall be paid by the Partnership to the General Partner by the promissory note of the Partnership, payable to the General Partner or its order, having a face amount equal to such purchase price, containing provisions as would be usual and customary in a commercial promissory note, bearing interest at a rate per annum equal to one percent above the prime interest rate at The Bank of New York, payable annually, with principal and all unpaid accrued interest subject to mandatory prepayment from all Cash From Sales and Cash From Financings, and the remaining unpaid principal balance and unpaid accrued interest on such promissory note due and payable five years from the date of the General Partner's retirement, expulsion, adjudication of bankruptcy or insolvency, dissolution or other cessation to exist as a legal entity. The Partnership shall also pay to the General Partner all amounts then accrued and owing to the General Partner.

      4. The fair market value of the General Partner's interest purchased by the Partnership pursuant to Section 3 of this Paragraph B shall be determined by agreement between the General Partner and the Partnership (which agreement shall require the approval of the Limited Partners holding more than fifty percent (50%) of the outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI). If the General Partner and the Partnership cannot agree upon the fair market value of such Partnership Interest within 30 days after the occurrence of the event upon which such interest of the General Partner is to be purchased by the Partnership, the fair market value thereof shall be determined by arbitration in accordance with the then current rules of the American Arbitration Association. The results of such arbitration shall be final and binding and may be enforced by legal proceedings. The expense of arbitration shall be borne equally by the General Partner and the Partnership. The fair market value of the General Partner's interest shall be the amount the General Partner would receive upon dissolution and termination of the Partnership assuming that such dissolution or termination occurred on the date of the occurrence of the event upon which such interest of the General Partner is to be purchased by the Partnership and the assets sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets.

      C. Limited Partners and Special Partners.

            1. The General Partner may, pursuant to this Article XV, (a) admit as a substituted Limited Partner or Special Partner any successor in interest to a Limited Partner or Special Partner either deceased or under legal disability, and (b) admit as substituted Limited Partners or Special Partners assignees of Limited Partners or Special Partners.

            2. A substituted Limited Partner or a Special Partner is a person admitted to all the rights of a Limited Partner or a Special Partner. An assignee is a person to whom a Limited Partner or Special Partner has assigned his interest in the Partnership but who has not become a substituted Limited Partner or Special Partner. An assignee shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books but shall only be entitled to receive the share of the profits, or the return of the capital contribution, to which his assignor would otherwise be entitled as set forth in Section 5 of this Paragraph C.

            3. No assignee of the whole or any portion of a Limited Partner's or Special Partner's interest in the Partnership shall have the right to become a substituted Limited Partner or Special Partner in place of his assignor unless all of the following conditions are satisfied:

            (a) The written consent of the General Partner to such substitution shall be obtained, the granting or denial of which shall be within the absolute discretion of the General Partner;

            (b) The duly executed written instrument of assignment setting forth the intention of the assignor that the assignee become a substituted Limited Partner or Special Partner in his place shall have been filed with the Partnership;

            (c) The interests in the Partnership being acquired by the assignee shall consist of at least five percent of the limited partner or special partner interest and, if the assignor shall retain any limited partner or special partner interest, such retention shall consist of at least five percent of the limited partner or special partner interest;

            (d) The assignor and assignee shall execute and acknowledge such other instruments as the General Partner may deem necessary or desirable to effect such assignment and admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgment and delivery to the General Partner of a Power of Attorney, the form and content of which are more fully described in
      Article XIX hereof; and

            (e) The assignee shall pay a transfer fee not to exceed $50.00 per transaction to the Partnership.

      The written consent or a notice of denial of consent shall be given to the assignee not later that the last day of the calendar month following the month the General Partner actually receives the instrument of assignment.

      4. Any person admitted to the Partnership as a Partner shall be subject to all of the provisions of this Agreement as if originally a party to it.

      5. Subject to the provisions of Section 11 of this Paragraph C, compliance with the suitability standards imposed by the Partnership, applicable "Blue Sky" laws and the applicable rules of any other governmental authority, a Limited Partner or Special Partner shall have the right to assign the whole or any portion (but not less than five percent of the limited partner or special partner interest (two percent of the limited partner or special partner interest for an Individual Retirement Account or a Self Employed Retirement (Keogh)
Plan)) and, if he shall retain any limited partner or special partner interest, subject to his retaining not less than five percent of the limited partner or special partner interest (two percent of the limited partner or special partner interest for an

Individual Retirement Account or a Self Employed Retirement (Keogh) Plan) of his Partnership Interest by a written assignment the terms of which are not in contravention of any of the provisions of this Agreement, which assignment has been executed by the assignor and received by the Partnership and recorded on the books thereof. Any assignment in contravention of any of the provisions of this Section 5 shall be of no force and effect and shall not be binding upon or recognized by the Partnership.

            (f) Except as provided in Subsection (c) below, Paragraph A of
      Article VII hereof and Paragraph D of Article IX hereof, an assignee of a Partnership Interest shall be entitled to receive distributions from the Partnership attributable to the interest acquired by reason of such assignment from and after the effective date of the assignment of such interest to him. The effective date of an assignment of an interest in the Partnership as used in this Subsection shall be the last day of the quarter in which the written instrument of assignment, in form and substance satisfactory to the General Partner, is received by the General Partner.

            (g) The net profits and net losses attributable to an interest in the Partnership assigned during any year shall be divided among and allocated in accordance with the provisions of Paragraph A of Article VIII hereof.

            (h) Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the assignor of such interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him, until such time as the written assignment has been received by, and recorded in the books of, the Partnership.

      3. The General Partner may elect to treat an assignee who has not become a substituted Limited Partner or Special Partner as a substituted Limited Partner or Special Partner in the place of his assignor should it deem, in its absolute discretion, that such treatment is in the best interests of the Partnership for any of its purposes or for any of the purposes of this Agreement.

      4. No consent of any of the Limited Partners or Special Partners is required to effect the substitution of a Limited Partner or Special Partner, except that a Limited Partner or Special Partner who assigns his interest in the Partnership must evidence his intention that his assignee be admitted as a substituted Limited Partner or Special Partner in his place and must execute such instruments as the General Partner may in its absolute discretion determine to be necessary or desirable in connection therewith.

      5. Upon the admission of a Limited Partner or Special Partner (whether as a result of his purchase of a partner interest from the Partnership or his admission as a substituted Limited Partner or Special Partner), the General Partner shall make an appropriate amendment to the list of the Partner's names, addresses, Contributions and Capital Accounts referred to in Article XII hereof.

      6. Upon the death or adjudication of incompetence to manage his person or estate of an individual Limited Partner or Special Partner, his personal representative shall have all of the rights of a Limited Partner or Special Partner for the purpose of setting or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner or Special Partner. However, such personal representative shall not have the right to become a substituted Limited Partner or Special Partner in the place of his predecessor in interest unless the conditions of Section 2 of this Paragraph C (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

      7. Upon the adjudication of bankruptcy under Chapter 7 of the Bankruptcy Code (or any similar law or provision enacted in lieu thereof), dissolution or other cessation to exist as a legal entity of a Limited Partner or Special Partner not an individual, the authorized representative of such entity shall have all of the rights of a Limited Partner or Special Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making the application to substitute such assignee as a Limited Partner or Special Partner. However, such authorized representative shall not have the right to become a substituted Limited Partner or Special Partner in the place of his predecessor in interest unless the conditions of Section 2 of this Paragraph C (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

      8. (a) No assignment or transfer of an interest in the Partnership may be made which would result in Limited Partners or Special Partners and assignees of Limited Partners or Special Partners owning, directly or indirectly, individually or in the aggregate, more than twenty percent (20%) of the equity interests of a General Partner or any Affiliate of a General Partner as defined in Section 1504(a) of the Code. If any such assignment or transfer would otherwise be made by bequest, inheritance or operation of law, the transferee shall not become a Partner and the interest in the Partnership transferred shall be automatically redeemed by the Partnership immediately prior to such transfer in the same manner as provided in Subsection (b)(4) of this
Section 11.

            (b) Anything to the contrary contained herein notwithstanding:

                  (1) Except in the case of the Merger, in any twelve (12) consecutive month period no assignment or transfer of a limited partner interest may be made if as a result thereof the aggregate total of limited partner interests assigned and/or transferred in such period would exceed forty percent (40%) of the outstanding limited partner interests. This limitation is hereinafter referred to as the "forty percent (40%) limitation".

                  (2) A Limited Partner may assign or transfer his Partnership Interest to: (i) his spouse (unless legally separated), child or ancestor, or (ii) a corporation, partnership, trust or other entity, fifty-one percent (51%) of the equity interest of which is owned by such Limited Partner and/or any of the persons specified in clause (i) so related to such Limited Partner, provided, however, that such transfers are subject to the forty percent (40%) limitation.

                  (3) Subsection (b)(1) of this Section 11 shall not apply to a transfer by gift, bequest or inheritance, or a transfer to the Partnership and, for purposes of the forty percent (40%) limitation, any such transfer shall not be treated as such.

                  (4) If, after the forty percent (40%) limitation is reached in any consecutive twelve (12) month period, a transfer of the Partnership Interest would otherwise take place by operation of law (but not including any transfer referred to in Subsection (b)(3) of this Section 11), then the transferee shall not become a Limited Partner and such Partnership Interest shall be automatically redeemed by the Partnership immediately prior to such transfer for a price equal to the fair market value of said interest on such date of transfer. The price shall be paid within ninety
      (90) days after the date of the transfer and redemption. If the Partnership and the transferor do not agree upon the fair market value of the Partnership Interest, the purchase price shall be determined by arbitration. The purchase price shall be paid in cash within ten (10) days after such determination.

                  (c) No transfer or assignment of any limited partner interest shall be made if it would result in the Partnership's being treated as an association taxable as a corporation for tax purposes. The General Partner, in its sole discretion, may, on behalf of the Partnership, impose any restrictions or transfers or assignments of limited partner interests it may deem appropriated to give effect to the preceding sentence. The General Partner shall incur no liability to any Limited Partner, prospective investor or assignee for any action or inaction in connection with the foregoing, provided that the General Partner acted in good faith and such course of conduct did not constitute negligence or misconduct of the General Partner.

      3. The General Partner, in its absolute discretion, may cause the Partnership to make, refrain from making, or once having made, to revoke, the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

      4. Until the dissolution of the Partnership, the General Partner shall not take any voluntary steps to dissolve itself nor shall the General Partner voluntarily withdraw or resign.

      5. No Limited Partner or Special Partner shall be entitled to withdraw from the Partnership except on transfer of all his partner interest pursuant to this Article XV.

      6. Each Limited Partner or Special Partner shall immediately notify the Partnership of any assignment of any Unit in the Partnership and shall provide the name, address and identification number of the assignee.

                                   ARTICLE XVI

                 MEETINGS AND AMENDMENT OF LIMITED PARTNERSHIP
                            CERTIFICATE AND AGREEMENT

      A. Amendment of Limited Partnership Certificate. The General Partner shall amend and record the Certificate of Limited Partnership of the Partnership without additional consent of Limited Partners, when, pursuant to the terms of this Partnership Agreement:

      1. There is a change in the name of the Partnership;

      2. The General Partner withdraws, is removed, is adjudicated bankrupt under Chapter 7 of the Bankruptcy Code (or any similar law or provision enacted in lieu thereof), is adjudicated incompetent to manage his person or estate or dies, or a person is admitted as the General Partner;

      3. There is a false or erroneous statement in the Certificate;

      4. A time is fixed for dissolution of the Partnership or the return of contributions and such time has not been specified in the Certificate;

      5. The Partners desire to make a change in any other statement in the Certificate in order that it shall accurately represent the agreement among them;

      6. There is a change in the address of the Partnership's principal place of business or its California office;

      7. There is a change in the time as stated in the Certificate for the dissolution of the Partnership or for the return of a contribution; and

      8. There is a change in the address of the California agent for service of process designated in the Certificate of Limited Partnership (unless such agent is a corporation) or a new agent for service of process is appointed.

      If the General Partner is required to file a certificate of amendment and fails after demand to do so within 30 days of such demand or if it refuses to do so, any Limited Partner may, unless otherwise precluded by applicable law, prepare, execute and file an appropriate certificate of amendment.

      B. Amendments to the Agreement.

      1. Amendments to this Partnership Agreement may be proposed by the General Partner or by Limited Partners holding ten percent (10%) or more of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and an opinion of counsel, who may be counsel to the Partnership, as to the legality of such amendment and the effect of such amendment on the liability of Limited Partners for the debts of the Partnership. The General Partner shall include in any such submission the General Partner's recommendations as to the proposed amendment. The amendment shall become effective only upon the written consent or affirmative vote of holders of Limited Partner Interests holding more than fifty percent (50%) of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI.

      2. Any provision to the contrary herein notwithstanding, the General Partner may, without the consent of the Limited Partners, make the following amendments to this Agreement:

            a. Any amendments to Article VIII and/or Article IX of this Agreement if the Partnership is advised by its accountants or legal counsel at any time that the allocations provided in those Articles are not likely to be respected for Federal income tax purposes, either because of the promulgation of Treasury Regulations under Section 704 of the Code or other developments in the law. The General Partner is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of the accountants and counsel to effect the allocations provided in this Agreement. New allocations made by the General Partner in reliance upon the advice of the accountants or counsel described above shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner, provided that the General Partner acted in good-faith; and

            b. In the event that the State of California amends the California Revised Limited Partnership Act in any manner and, as a result of such amendment, counsel to the Partnership is unable to give the Partnership an opinion to the effect that the Partnership will be treated as a partnership for Federal income tax purposes and not as an association taxable as a corporation, then in the sole discretion of the General Partner, to reconstitute the Partnership under the laws of another state.

      3. Any provision to the contrary contained herein notwithstanding, the General Partner may, without the consent of the Limited Partners, amend this Agreement (a) to add to the representations, duties or obligations of a General Partner or to surrender any right or power granted to a General Partner herein, for the benefit of the Limited Partners, (b) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement, (c) to delete any provision from this Agreement or to add any provision to this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a State "Blue Sky" Commissioner or similar such official, which addition or deletion is deemed by such Commission or official to be for the benefit or protection of the Limited Partners, and (d) to change administrative or other provisions of this Agreement in a manner which, in the opinion of the General Partner, will permit the most profitable and/or efficient operation of the Partnership; provided, however, that no amendment shall be adopted pursuant to this Section 3 unless the adoption thereof (i) is for the benefit of, or not adverse to, the interests of the Limited Partners, (ii) is consistent with Article IV and Paragraph A of
Article X hereof, (iii) does not affect the distribution of Distributable Cash From Operations, Cash From Sales and Cash From Financings or the allocation of profits and losses among the Limited Partners or between the Limited Partners and the General Partner and (iv) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes.

      4. Upon amendment of this Agreement, the Certificate of Limited Partnership shall also be amended if necessary to reflect such change.

      5. Any amendment to the Partnership Agreement which modifies the compensation or distributions to which a General Partner is entitled or which affects the duties of a General Partner must be consented to by the General Partner before becoming effective.

      C. Meetings of the Partnership. Meetings of the Partnership may be called by the General Partner and shall be called by them upon the written request of Limited Partners holding ten percent (10%) or more of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI. Upon receipt of such a written request, stating the purpose of the proposed meeting, the General Partner shall provide each Partner, within 10 days of such request, written notice (either by personal service or certified mail or by express or other overnight delivery service) of a meeting and the purpose of such meeting. Such meeting shall be held not less than 10 days nor more than 60 days after the receipt of such request. Included with the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to the Partnership Agreement. The Partnership will provide for Proxies or written consents which specify a choice between approval or disapproval of each matter to be acted upon at the meeting. Holders of a majority of the Limited Partner Interests entitled to vote, represented in person or by Proxy, shall constitute a quorum at a meeting of the Limited Partners. To the extent not consistent with this Paragraph C, all meetings shall be governed by the provisions of Section 15637 of the Act. The General Partner may establish a record date for any meeting, subject to the limitations of Section 15637(j) of the Act.

                                  ARTICLE XVII

                                      TERM

      The Partnership shall terminate on December 31, 2004, unless sooner dissolved pursuant to the provisions of Article XVIII hereof as otherwise provided by law.

                                  ARTICLE XVIII

                                  DISSOLUTION

      A. Events Requiring Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

      1. The retirement, removal, adjudication of bankruptcy under Chapter 7 of the Bankruptcy Code (or any similar law or provision enacted in lieu thereof), of the General Partner, the dissolution or other cessation to exist as a legal entity of the General Partner, unless the Limited Partners agree in writing to continue the business of the Partnership and to admit one or more General Partners.

      2. The Partnership is adjudicated bankrupt under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof).

      3. The vote of Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests held by all Limited Partners, with the same proportionate vote as provided in paragraph (d) of Article XI.

      4. The disposition of all interests in the real property and other assets of the Partnership.

      5. December 31, 2004.

      B. Distributions on Dissolution. Upon the dissolution of the Partnership the General Partner who has not wrongfully dissolved the Partnership shall wind up the affairs of the Partnership. If there is no such General Partner, the Limited Partners shall wind up the affairs of the Partnership. The Partners winding up the affairs of the Partnership shall take full account of the Partnership assets and liabilities and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order: (1) to creditors (including Partners who are creditors to the extent permitted by law), in the order of priority as provided by law, (2) to the Partners in accordance with their respective Capital Accounts and (3) to the Partners in accordance with the provisions of Paragraph E of Article IX hereof. Notwithstanding anything to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made pursuant to the previous sentence by the end of the taxable year in which the Partnership is liquidated, or, if later, within 90 days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purposes of an orderly liquidation of the Partnership by the trust in accordance with the Act.


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

      C. Contributions by the General Partner. In the event that, upon the liquidation of the Partnership, the General Partner shall have a negative balance in the General Partner's Capital Account then the General Partner shall contribute to the capital of the Partnership an amount equal to such negative balance in the General Partner's Capital Account.

                                   ARTICLE XIX

                               POWER OF ATTORNEY

      Concurrently with the written acceptance and adoption of the provisions of this Agreement, each Limited Partner and Special Partner shall execute and deliver to the General Partner a Power of Attorney in a form acceptable to the General Partner in which the General Partner is constituted and appointed as the attorney-in-fact for such Limited Partner or Special Partner with power and authority to act in his name and on his behalf in the execution, acknowledgment and filing of documents, which will include but not be limited to a Certificate of Limited Partnership, as well as amendments thereto, under the laws of the State of California and under the laws of any other state in which the General Partner deems it advisable to file such a certificate; any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems it advisable to file; and any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner or Special Partner or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement.

      The Power of Attorney so granted by each Limited Partner and Special Limited Partner to the General Partner is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or legal incapacity of the Limited Partner or Special Partner; may be exercised by the General Partner for each Limited Partner or Special Partner by a facsimile signature of one of its officers or by listing all the Limited Partners and Special Partners executing any instrument with a single signature of one of its officers acting as attorney-in-fact for all of them; and shall survive the delivery of any assignment by a Limited Partner or Special Partner of the whole or any portion of his interest in the Partnership; except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner or Special Partner, the Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

      The Power of Attorney so granted by each Limited Partner to the General Partner shall not authorize the General Partner to act on behalf of Limited Partners in any situation in which this Agreement requires the consent of Limited Partners.

                                   ARTICLE XX

                      LIMITATIONS ON LIABILITY; LITIGATION

      Except as provided in his Subscription Agreement, no Limited Partner or Special Partner shall be liable (i) as a General Partner unless, in addition to the exercise of his rights and powers as a Limited Partner or Special Partner, he takes part in the management or control of the Partnership's business or is named as a General Partner in the Certificate of Limited Partnership or any amendment thereto or (ii) to the Partnership or to a General Partner unless a liability of the Partnership or of the General Partner, as the case may be, is founded upon the unauthorized activity of such Limited Partner or Special Partner in attempting to take part in the control of the Partnership's business or misstatements contained in such Partner's Subscription Agreement delivered in connection with his purchase of limited partner interests.

      The General Partner is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity at the Partnership's expense as may be necessary or proper to enforce or protect the Partnership's interests. The General Partner shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon first, out of any insurance proceeds available therefor, next out of the Partnership's assets and income and finally out of the assets and income of the General Partner.

                                   ARTICLE XXI

                                 MISCELLANEOUS

      All notices under this Agreement shall be in writing and shall, except as otherwise expressly provided herein, be given to the Partner entitled thereto by personal service or by certified or registered mail or express mail or other overnight delivery service, return receipt requested, to the address set forth in this Agreement for such Partner or at such other address as he may specify in writing.

      Article titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "persons" shall include individuals, corporations, firms, partnerships, trusts or other forms of associations.

      This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

      Subject to the provisions of Article XV, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of heirs, executors, administrators, successors and assigns of the respective Partners.

      Whenever the vote of the Limited Partners is referred to in this Agreement, the General Partner may vote on behalf of such Limited Partners who have by written proxy authorized the General Partner so to do.

      This Agreement and all amendments hereof shall be governed by the laws of the State of California.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.


                              GENERAL PARTNER:
                              CAREY DIVERSIFIED LLC


                              By:___________________________________


                              CORPORATE SPECIAL PARTNER:

                              CAREY MANAGEMENT LLC


                              By:____________________________________


                              INDIVIDUAL SPECIAL PARTNER:


                              _______________________________________
                              William Polk Carey



                              LIMITED PARTNERS:
                              SIXTH CAREY CORPORATE PROPERTY, INC.

                              By:___________________________________


                              CAREY DIVERSIFIED LLC


                              By:___________________________________

                              All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney and authorizations now and hereafter executed in favor of and granted and delivered to the General Partner

                              By: CAREY DIVERSIFIED LLC,
                                  General Partner


                                  By:___________________________________________